UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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DARA BioSciences, Inc.
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8601 Six Forks Road, Suite 160
Raleigh, North Carolina 27615
(919) 872-5578

December 24, 2013

Dear DARA BioSciences, Inc. Stockholder,

We are enclosing with this letter a copy of the Company’s Proxy Statement for the DARA BioSciences, Inc. 2014 Special Meeting of Stockholders, which contains a detailed discussion of the proposal to authorize the Company’s board of directors to effect a reverse stock split at a ratio of one-for-five to one-for-fifteen as determined by the board of directors, and further information regarding the reasons for the proposal.  Investors and stockholders are advised to read the Proxy Statement carefully because it contains important information about the proposed reverse stock split.

It has been almost exactly two years since DARA transformed itself from a pure clinical development company to a specialty pharmaceutical company focused on the oncology supportive care area. With the acquisition of Oncogenerix in 2012 and the recent commercial partnership with Mission Pharmacal through their Alamo Pharma Services subsidiary, our products are being offered as part of a portfolio of oncology-related products that are being promoted to the marketplace through a sales force of more than 20 pharmaceutical representatives distributed strategically across the United States according to oncology practitioner density. Our complementary products allow our sales calls to be highly efficient and enforce in the minds of the healthcare community that a single company is devoting itself to a specific area of oncology care, and we believe, uniquely position DARA in the marketplace.

We have also worked diligently to add value to KRN5500, our Phase 2b-ready intravenous, non-opioid analgesic product candidate for chronic, treatment-refractory, chemotherapy-induced peripheral neuropathy. We have simplified and improved its formulation to ease its administration by healthcare professionals and are in the process of pursuing an orphan drug designation for this product with the FDA. If granted by the FDA’s Office of Orphan Products Development, we believe that orphan designation has the potential to be attractive to potential pharmaceutical partners.

We believe that challenges lie ahead for DARA and that these must be addressed by DARA management without the distraction of a potential NASDAQ delisting to divert our focus and efforts. It is for this reason we believe that a reverse stock split is in the best long-term interests of our investors.

Importantly, we believe that having the authorization to effect a reverse stock split will be helpful in regaining compliance with NASDAQ listing standards, and will also ensure that we are able to have enough shares available for issuance to allow us to undertake a financing sufficient to execute on our business plan.  In order to put the Company in position to move forward with this necessary financing, Management and the Board believe that a reverse stock split is required.  These factors are discussed in detail in the enclosed Proxy Statement.

At this time, we ask for the support of you, our stockholders. By this letter, we hope that you will understand our motivation and intent and choose to support DARA’s proposal.  The Company, its directors, executive officers and other members of management may, under SEC rules, be deemed “participants” in the solicitation of proxies from the Company’s stockholders with respect to the reverse stock split proposal to be acted upon at the Special Meeting.  Your vote is very important, regardless of the number of shares you own.  Whether or not you plan to attend the Special Meeting, after carefully reading the enclosed Proxy Statement, please complete, date, sign and return the enclosed proxy (or follow the instructions contained in the Proxy Statement for voting by telephone or internet) as promptly as possible in order to ensure your representation at the Special Meeting.  We strongly support the proposal to authorize a reverse stock split and enthusiastically recommend that you vote in favor of the proposal.

On behalf of DARA’s management and board, we thank you for your continued support and assure you we will work in earnest to positioning the Company for success going forward.

We wish you and your families a wonderful holiday and a healthy and prosperous 2014!

Sincerely,

/s/ David J. Drutz, M.D.
David J. Drutz, M.D.
Chief Executive Officer and Chief Medical Officer

DARA BIOSCIENCES, INC.
8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615

NOTICE OF 2014 SPECIAL MEETING OF STOCKHOLDERS
To Be Held February 5, 2014

Dear Stockholders of DARA BioSciences, Inc.:

NOTICE IS HEREBY GIVEN that the 2014 Special Meeting of Stockholders of DARA BioSciences, Inc. will be held on Wednesday, February 5, 2014, 10:00 a.m., local time, at our corporate headquarters at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615 (the “2014 Special Meeting”).  At the 2014 Special Meeting, stockholders will be asked to approve an amendment (in the event it is deemed by our Board of Directors to be advisable) to our Restated Certificate of Incorporation to authorize the Board of Directors to effect a reverse stock split of our issued and outstanding common stock at a ratio within the range of one-for-five to one-for-fifteen, as determined by our Board of Directors.

Our Board of Directors believes that the proposal being submitted for stockholder approval is in the best interests of DARA BioSciences, Inc. and its stockholders and recommends a vote “FOR” this proposal.

Your attention is directed to the Proxy Statement which is set forth on the following pages, where the foregoing item of business to be considered and voted upon at the 2014 Special Meeting is more fully described.  Our Board of Directors has fixed the close of business on December 23, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2014 Special Meeting or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 SPECIAL MEETING OF STOCKHOLDERS OF DARA BIOSCIENCES, INC. TO BE HELD ON FEBRUARY 5, 2014:  This Proxy Statement and the accompanying form of Proxy Card are available at http://www.proxyvote.com.  Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

All DARA BioSciences stockholders are cordially invited to attend the 2014 Special Meeting in person.  It is important that your shares be represented and voted at the 2014 Special Meeting regardless of the size of your holdings.  Whether or not you expect to attend the 2014 Special Meeting, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the 2014 Special Meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the 2014 Special Meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2014 Special Meeting, you must obtain from the record holder a proxy issued in your name.  Please refer to “How do I vote my shares?” in the Proxy Statement for instructions on voting in person, by mail, by telephone or via the Internet.

By Order of the Board of Directors of DARA BioSciences, Inc.

/s/ David J. Drutz, M.D.
David J. Drutz, M.D.
Chief Executive Officer and Chief Medical Officer

Raleigh, North Carolina
December 24, 2013

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE 2014 SPECIAL MEETING	1
APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT	5
General	5
Reasons for the Reverse Stock Split	5
Board Discretion to Implement the Reverse Stock Split	7
Certain Risks Associated with the Reverse Stock Split	8
Effect on Existing Shares of Common Stock	8
Effect on Existing Shares of Preferred Stock	8
Effect on Options, Warrants and Shares Reserved for Issuance under Compensation Plans	8
Effect on Authorized but Unissued Shares of Common Stock	8
Effect on Par Value	9
Payment for Fractional Shares	9
Mechanics of Reverse Stock Split	9
Accounting Consequences	9
U.S. Federal Income Tax Consequences	10
No Appraisal Rights	10
No Going Private Transaction	10
Interests of Certain Persons in the Proposal	10
Vote Required for Approval	10
Board Recommendation	10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	11
FUTURE STOCKHOLDER PROPOSALS	12
OTHER MATTERS	12
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	13

i

______________________

PROXY STATEMENT FOR THE
2014 SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 5, 2014
______________________

These proxy materials are being furnished in connection with the solicitation by the Board of Directors (the “Board”) of DARA BioSciences, Inc. (“DARA” or the “Company”) of proxies in the accompanying form to be used at the 2014 Special Meeting of Stockholders (the “2014 Special Meeting”).  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2014 Special Meeting.

The 2014 Special Meeting is being held to consider and vote upon an amendment (in the event it is deemed by our Board of Directors to be advisable) to our Restated Certificate of Incorporation to authorize the Board of Directors to effect a reverse stock split of our issued and outstanding common stock at a ratio within the range of one-for-five to one-for-fifteen, as determined by our Board of Directors.

These proxy solicitation materials are expected to be mailed on or about January 6, 2014 to all stockholders entitled to vote at the 2014 Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 SPECIAL MEETING OF STOCKHOLDERS OF DARA BIOSCIENCES, INC. TO BE HELD ON FEBRUARY 5, 2014:  This Proxy Statement and the accompanying form of Proxy Card are available at http://www.proxyvote.com.  Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

QUESTIONS AND ANSWERS ABOUT THE 2014 SPECIAL MEETING

Q:	When and where is the 2014 Special Meeting?

A:	The 2014 Special Meeting will be held on Wednesday, February 5, 2014, at 10:00 a.m., local time, at our corporate headquarters at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615.

Q:	Who is entitled to vote at the 2014 Special Meeting?

A:
Holders of DARA common stock at the close of business on December 23, 2014, the record date for the 2014 Special Meeting established by our Board, are entitled to receive Notice of the 2014 Special Meeting (the “Meeting Notice”), and to vote their shares at the 2014 Special Meeting and any related adjournments or postponements.  The Meeting Notice, proxy statement and form of proxy are expected to be mailed to stockholders on or about January 6, 2014.

As of the close of business on the record date, there were approximately 165 stockholders of record holding an aggregate of 30,973,850 shares of our common stock outstanding and entitled to vote.  Holders of our common stock are entitled to one vote per share.

Q:	Who can attend the 2014 Special Meeting?

A:	Admission to the 2014 Special Meeting is limited to:

●	stockholders as of the close of business on December 23, 2014;

●	holders of valid proxies for the 2014 Special Meeting; and

●	our invited guests.

Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date.  Please plan your arrival at DARA’s offices so that you allow a reasonable amount of time before the start time of the 2014 Special Meeting.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:	If your shares are registered in your name, you are a stockholder of record. If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name.

If you are a stockholder of record receiving these proxy materials, we have enclosed a proxy card for you to use.

If you hold our shares in street name through one or more banks, brokers or other nominees, your bank, broker or other nominee will send you instructions for you to use in directing the bank, broker or other nominee regarding how to vote your shares.  If you have not heard from the bank, broker or other nominee who holds your DARA common stock, please contact them as soon as possible.  If you plan to attend the meeting and would like to vote your shares held by a bank or broker in person, you must obtain a legal proxy.  See the Q&A appearing under the caption “How do I vote my shares?”.  If you do not give your bank or broker instructions as to how to vote, under NASDAQ rules, your bank or broker has discretionary authority to vote your shares for you on the proposal to authorize a reverse stock split.  See the Q&A appearing under the caption “What if I do not specify a choice for a matter when returning a proxy?”.

Q:	What are the quorum requirements for the 2014 Special Meeting?

A:
The presence in person or by proxy of holders having a majority of the total votes entitled to be cast by holders of our common stock at the 2014 Special Meeting constitutes a quorum.  Your shares of our common stock will be counted as present at the 2014 Special Meeting for purposes of determining whether there is a quorum if you vote on the Internet, a proxy card has been properly submitted by you or on your behalf, you vote by phone or you vote in person at the 2014 Special Meeting.  Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:	What matters will the stockholders vote on at the 2014 Special Meeting?

A:	The stockholders will vote on the following proposal:

•
To approve an amendment (in the event it is deemed by our Board of Directors to be advisable) to our Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock at a ratio at a ratio within the range of one-for-five (1:5) to one-for-fifteen (1:15), as determined by our Board of Directors.

Q:	What vote is required to approve this proposal?

A:   Provided a quorum is present, the proposal to amend to our Restated Certificate of Incorporation to authorize a reverse stock split will be approved if the proposal receives the affirmative vote of the holders of shares of stock representing a majority of the outstanding shares of DARA common stock.

Q:	How does the Board recommend that I vote?

A:
After careful consideration of a variety of factors described in this proxy statement, the Board unanimously recommends that you vote “FOR” approval of the amendment to our Restated Certificate of Incorporation authorizing a reverse stock split at a ratio within the range of one-for-five (1:5) to one-for-fifteen (1:15), as determined by our Board of Directors.

Q:	How do I vote my shares?

A:	After you have read and considered the information presented in this proxy statement, you may vote by any of the following methods:

●
In Person.  Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the special meeting.  If you hold shares in street name, you must obtain a proxy from the stockholder of record authorizing you to vote your shares and bring it to the meeting along with proof of beneficial ownership of your shares.  A photo I.D. is required to vote in person.

●	Via the Internet. You may vote via the Internet by following the instructions provided in the proxy card or voting instruction card provided.

●	By mail. You may vote by signing and returning the proxy card or voting instruction card provided. Please allow sufficient time for mailing if you decide to vote by mail.

●	By phone. You may vote by phone by following the instructions provided in the proxy card or voting instruction card provided.

If you vote by phone or the Internet, please have your proxy card or voting instruction card available.  The control number appearing on your proxy card or voting instruction card is necessary to process your vote.  A phone or Internet vote authorizes the named proxy holders in the same manner as if you marked, signed and returned a proxy card by mail.

Q:	How can I change or revoke my vote?

A:	You may change your vote as follows:

●
Stockholders of record.  You may change or revoke your vote by submitting a written notice of revocation to DARA BioSciences, Inc., 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, Attention:  Corporate Secretary, or by submitting another proxy card or a vote via the Internet or by telephone on or before February 4, 2014.  For all methods of voting, the last vote cast will supersede all previous votes.

●	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker or other nominee.

Q:	What if I do not specify a choice for a matter when returning a proxy?

A:	Your proxy will be treated as follows:

Stockholders of record.  If you are a stockholder of record and you:

•	indicate when voting on the Internet or by phone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on the matter presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.”  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares.  This is referred to as a “broker non-vote.”  However, we believe that the proposal to authorize a reverse stock split is considered to be a routine matter under applicable rules.  As such, a bank, broker or other nominee may generally vote on this proposal, and we do not expect there to be any broker non-votes on the proposal.

Q:	Could other matters be decided at the 2014 Special Meeting?

A:	As of the date of the filing of this proxy statement, we were not aware of any matters to be raised at the 2014 Special Meeting other than the matter referred to in this proxy statement.

If other matters are properly presented at the 2014 Special Meeting for consideration, the proxy holders for the 2014 Special Meeting will have the discretion to vote on those matters for stockholders who have voted by the Internet or telephone or submitted a proxy card.

Q:	How are proxies solicited and what is the cost?

A:
DARA is making this solicitation and will bear all expenses incurred in connection with the solicitation of proxies.  The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other employees.  NO additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts.  We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.  We have engaged Alliance Advisors, LLC, a proxy solicitation firm, to provide services as proxy solicitor in connection with this proxy statement, for a fee of approximately $5,000 plus reasonable and approved expenses.  If you need assistance with the voting of your shares you may contact Alliance Advisors, LLC at: (855) 737-3175.

Q:	What should I do if I have questions regarding the 2014 Special Meeting?

A:
If you have any questions about the 2014 Special Meeting, would like to obtain directions to be able to attend the 2014 Special Meeting and vote in person or would like additional copies of any of the documents referred to in this proxy statement, you should call our Accounting department at (919) 872-5578.

PROPOSAL TO APPROVE AN AMENDMENT (IN THE EVENT IT IS DEEMED BY THE DARA BOARD OF DIRECTORS TO BE ADVISABLE) TO DARA’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF DARA’S ISSUED AND OUTSTANDING COMMON STOCK AT A RATIO WITHIN THE RANGE OF 1:5 TO 1:15, AS DETERMINED BY THE DARA BOARD OF DIRECTORS.

 General

At the 2014 Special Meeting, you are being asked to approve an amendment (in the event it is deemed by our Board of Directors to be advisable) to our Restated Certificate of Incorporation, as amended (our “Restated Certificate of Incorporation”), authorizing a reverse stock split of the issued and outstanding shares of our Common Stock,  at a ratio within the range of one-for-five (1:5) to one-for-fifteen (1:15), as determined by our Board of Directors.  Any reverse stock split effectuated pursuant to this authorization being sought at the 2014 Special Meeting is sometimes referred to herein as the “Reverse Stock Split”.  Consummation of the Reverse Stock Split is subject to (1) stockholder approval at the 2014 Special Meeting and (2) further Board discretion as to whether to implement the Reverse Stock Split and, if implemented, determination of the ratio within the range authorized by the stockholders.  Under the proposed amendment, outstanding shares of our common stock between a range of five to fifteen would be combined and converted into one share of common stock.  The proposed amendment to our Restated Certificate of Incorporation was approved by our Board of Directors on December 5, 2014, at which time the Board directed that the Company seek the authorization of its stockholders to implement a Reverse Stock Split subject to the discretion of the Board.

If approved by our stockholders, and if implemented by the Board, the Reverse Stock Split will become effective at the time specified in the amendment to our Restated Certificate of Incorporation which would be filed with the Secretary of State of the State of Delaware.  The exact ratio of the Reverse Stock Split within the 1:5 to 1:15 range would be determined in the Board’s discretion and publicly announced by the Company.  However, notwithstanding approval of the Reverse Stock Split by our stockholders, the Board will have the sole authority to elect whether or not to amend our Restated Certificate of Incorporation to effect the Reverse Stock Split. Given the market price of our common stock as of the date of this proxy statement, our Board currently expects that it will implement a Reverse Stock Split (assuming stockholder authorization is obtained) in order to (1) regain compliance with NASDAQ’s minimum bid price requirement and (2) increase the number of shares of our common stock available for issuance so that we may pursue the Proposed Offering (as defined and described below).

The text of the proposed amendment of our Restated Certificate of Incorporation to effect the Reverse Stock Split is included as Appendix A to this Proxy Statement.

Reasons for the Reverse Stock Split

General
Our Board believes that having the ability to effect a Reverse Stock Split would provide a number of benefits for the Company and its stockholders, principally (a) allowing it to maintain its NASDAQ listing, (b) facilitating future financings (including the Proposed Offering, as defined and described below), and (c) enhancing liquidity.

Maintaining NASDAQ Listing

Our common stock is currently listed on the NASDAQ Capital Market (symbol: DARA) and, as a result, the Company is subject to the rules of The NASDAQ Stock Market (the “NASDAQ Rules”). On May 13, 2013, the Company received a letter from The NASDAQ Stock Market indicating that the bid price of our common stock for 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing on the NASDAQ Capital Market as set forth in NASDAQ Listing Rule 5550(a)(2). The Company was provided a period of 180 calendar days, or until November 11, 2013 to regain compliance.  On November 12, 2013, the Company received a second letter from The NASDAQ Stock Market indicating that the Company was being provided an additional 180 calendar days or until May 12, 2014 to regain compliance. In order for our common stock to continue to be quoted on the NASDAQ Capital Market, the Company must regain compliance with the $1.00 minimum bid price requirement for a minimum of 10 consecutive business days.

Our Board believes that maintaining the listing of our common stock on the NASDAQ Capital Market is in the best interests of the Company and our stockholders. If our common stock were delisted from the NASDAQ Capital Market, our Board believes that the liquidity in the trading market for our common stock could be significantly decreased, which could reduce the trading price. If the Reverse Stock Split is approved by our stockholders and implemented by our Board, we expect to satisfy the $1.00 per share minimum bid price requirement for continued listing.  However, despite the approval of the Reverse Stock Split by our stockholders and the implementation by our Board, there is no assurance that the Reverse Stock Split will result in our meeting the $1.00 minimum bid price requirement and our common stock could be delisted from the NASDAQ Capital Market due to our failure to comply with one or more other NASDAQ Rules.

Increasing Shares Available for Equity Financings & Strategic Transactions

In addition to satisfying NASDAQ’s minimum bid price requirement, our Board of Directors may consider other factors in determining whether to implement a Reverse Stock Split.  Our Board believes that a Reverse Stock Split can offer advantages to the Company and its stockholders apart from compliance with the rules of the exchange.

For example, while the implementation of a Reverse Stock Split would not change the total number of shares of our common stock authorized for issuance, the number of shares of our common stock available for issuance following implementation of a Reverse Stock Split would increase to the extent the Reverse Stock Split reduces the outstanding number of shares of our common stock.  For this reason our Board of Directors believes that a Reverse Stock Split would provide our Company added flexibility by helping to ensure that we have sufficient authorized, unissued and otherwise unreserved shares available for financing and strategic transactions that our Company may pursue. As of December 11, 2013, of the 75,000,000 shares of common stock we are authorized to issue pursuant to our Restated Certificate of Incorporation, (i) 30,973,850 shares were issued and outstanding, (ii) 27,028,913 shares were reserved for issuance including in connection with future conversions or exercises of outstanding preferred stock, options and warrants and (iii) only 16,997,237 shares were unissued and otherwise unreserved.  For additional information, see “Effect on Authorized but Unissued Shares of Common Stock,” below.

We believe that our Company has sufficient working capital to continue our operations only through the first quarter of 2014.  If we incur unanticipated expenses, our capital resources may be expended more rapidly than we expect.  While our Company needs and intends to raise capital through equity financing in order to maintain and expand our business, the fact that we have only 16,997,237 unissued and otherwise unreserved shares, together with the market price of our common stock as of the date of this proxy statement, significantly limits our ability to pursue any equity financing, whether by way of issuing common stock, preferred stock, warrants or any combination of the foregoing.

On December 23, 2013, we filed with the SEC a Registration Statement on Form S-1 (the “Registration Statement”) for a proposed public offering of up to $12.5 million of our common stock (the “Proposed Offering”).  We intend to work towards consummating the Proposed Offering during the first quarter of 2014.  At the present time, the exact terms of the Proposed Offering are not known, and the actual number of shares of our common stock that we sell will depend on multiple factors, including market conditions and the market price of our common stock.  Based on the current market price of our common stock, we would not have sufficient authorized and unreserved shares to sell the full $12.5 million being registered pursuant to the Registration Statement.  However, if this proposal is approved and our Board effects a Reverse Stock Split, the resulting decrease to our issued and outstanding shares would provide us with sufficient authorized shares to sell the entire amount to be covered by the Registration Statement.  If this proposal is not approved, and our Board therefore does not receive authorization to effect a Reverse Stock Split, we will not have sufficient shares available for issuance in order to raise the full $12.5 million in the Proposed Offering, and will need to either reduce the amount or pursue other financing alternatives, which may not be available to us or, if available, may not be available on favorable terms.  Even if this proposal is approved and a Reverse Stock Split is effected, there can be no assurances that market conditions will permit us to sell $12.5 million or any other particular amount of common stock in the Proposed Offering.  If for any reason we are not able to proceed with a capital raise on the terms set forth in the Registration Statement, it is likely that any alternative financing that we would pursue would require more authorized and unissued common stock than we currently have available.  The decision to proceed with the Proposed Offering will be made by our Board of Directors, and the Proposed Offering will not, in and of itself, require any authorization of our stockholders.

   We currently intend to use the net proceeds from the Proposed Offering, if successfully consummated, (i) to fund commercial activities related to our product portfolio and the Mission Pharmacal products, including our obligations in connection with our agreements with Mission and Alamo, and (ii) for working capital and general corporate purposes.  As of the date of this proxy statement, we cannot specify with certainty all of the particular uses for the net proceeds that may be raised in the Proposed Offerings.  Accordingly, our management will have broad discretion in the application of these proceeds.

We are party to an Investment Banking Agreement dated October 7, 2013 with Ladenburg Thalmann & Co. Inc. (“Ladenburg”), which sets forth the terms of our understanding for Ladenburg’s engagement as lead placement agent in connection with the Proposed Offering, contemplating that Ladenburg shall receive fees equal to (i) 7% of the aggregate gross proceeds from the Proposed Offering if the aggregate gross proceeds are less than $8 million or (ii) 8% of the aggregate gross proceeds if the aggregate proceeds are equal to or greater than $8 million, plus out-of-pocket expenses not to exceed the lesser of 1% of aggregate gross proceeds or $75,000.  At this time, however, we do not have a definitive commitment for any underwriting agreement or placement agent agreement in respect of the Proposed Offering, nor do we have commitments from any investors to invest.  There can be no assurances that we will raise $12.5 million or any other lesser amount in the Proposed Offering.

In addition to facilitating the Proposed Offering, the additional shares made available for issuance by a Reverse Stock Split would also be helpful in connection with any future financings and strategic transactions that we may pursue.  Given our Company’s capital needs, we expect that even if the Proposed Offering is successfully completed, future financings will be necessary, though we currently do not have any plans or arrangements in place for any financings other than the Proposed Offering.  Any future financings may involve the issuance of preferred equity or other securities convertible into common equity, and because no further authorization by our stockholders would be required for any such issuances, the terms of any securities to be authorized, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates, and similar matters would be as determined by our Board of Directors.  And while we currently do not have any immediate plans or arrangements to issue any common stock in connection with any future strategic transactions, we continue to pursue opportunities to acquire product rights, whether by in-licensing or otherwise.

The issuance of equity securities in connection with financing or strategic transactions, (including in connection with the intended Proposed Offering) may result in potentially significant dilution of current stockholders’ ownership interests in the Company.  Please see the discussion set forth below under the caption “Effect on Authorized But Unissued Shares of Common Stock.”

Enhancing Investor Interest & Liquidity

Our Board also believes that an increased stock price may encourage investor interest and improve the marketability of our common stock to a broader range of investors, and thus enhance liquidity.  Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Additionally, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our common stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher.  This factor may also limit the willingness of institutions to purchase our stock.  The Board believes that the anticipated higher market price resulting from a Reverse Stock Split could enable institutional investors and brokerage firms with such policies and practices to invest in our common stock.

Although we expect the Reverse Stock Split will result in an increase in the market price of our common stock, the Reverse Stock Split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price, which is dependent upon many factors, including DARA’s performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission.  The history of similar reverse stock splits for companies in like circumstances is varied.  If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Board Discretion to Implement the Reverse Stock Split

If the stockholders approve this proposal, the Board would effect the Reverse Stock Split only upon the Board’s determination that the Reverse Stock Split is in the best interests of the Company and its stockholders at that time. Assuming the Board effects the Reverse Stock Split, the Board will set the timing for such a split and select the specific ratio within the range set forth herein. No further action on the part of stockholders would be required to either implement or abandon the Reverse Stock Split. If stockholders approve the proposal, and the Board determines to implement the Reverse Stock Split, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects. Even if stockholders approve this Reverse Stock Split proposal, the Board may in its discretion determine that implementation of the Reverse Stock Split is not in the best interests of the Company or its stockholders.  In such case, we would not implement the Reverse Stock Split. At the present time, the Board believes that the Proposed Offering is essential to the continuation and further development of the Company’s business, and recognizes that a Reverse Stock Split is necessary to provide sufficient shares to enable such financing.

If the stockholders approve this proposal, the Board would effect the Reverse Stock Split only upon the Board’s determination that the Reverse Stock Split is in the best interests of the Company and its stockholders at that time. If the Board were to effect the Reverse Stock Split, the Board would set the timing for such a split and select the specific ratio within the range set forth herein. No further action on the part of stockholders would be required to either implement or abandon the Reverse Stock Split. If stockholders approve the proposal, and the Board determines to implement the Reverse Stock Split, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects. Even if stockholders approve this Reverse Stock Split proposal, the Board may in its discretion determine that implementation of the Reverse Stock Split is not in the best interests of the Company or its stockholders.  In such case, we would not implement the Reverse Stock Split.

The ratio to be used in the Reverse Stock Split would be determined by the Board in its discretion and will depend on the trading price of our common stock at the time of the split among other factors.  The Board is seeking approval of a reverse split of our common stock within the range of one-for-five to one-for-fifteen to provide maximum flexibility to achieve the purposes of the Reverse Stock Split.  The table below provides estimates of the expected effects assuming implementation of the Reverse Stock Split at various ratios within the range for which authorization is sought, as to (1) the number of shares of our common stock (a) authorized, (b) issued and outstanding, (c) reserved for issuance and (d) authorized but neither issued nor reserved for issuance, and (2) the trading price of our common stock.  The estimates in the table are based on the assumptions referenced in the footnotes below.

	Number of Shares of Common Stock Authorized	Number of Shares Issued and Outstanding (1)(3)	Number of Shares Reserved for Issuance (2)(3)	Number of Shares Authorized but Neither Issued nor Reserved for Future Issuance (1)(2)(3)	Assumed Post-Reverse Stock Split Trading Price (4)
Prior to any Reverse Stock Split	75,000,000	30,973,850	27,028,913	16,997,237	$0.50
After Assumed 1-for-5 Reverse Stock Split	75,000,000	6,194,770	5,405,783	63,399,447	$2.50
After Assumed 1-for-8 Reverse Stock Split	75,000,000	3,871,731	3,378,614	67,749,655	$4.00
After Assumed 1-for-10 Reverse Stock Split	75,000,000	3,097,385	2,702,891	69,199,724	$5.00
After Assumed 1-for-12 Reverse Stock Split	75,000,000	2,581,154	2,252,409	70,166,437	$6.00
After Assumed 1-for-15 Reverse Stock Split	75,000,000	2,064,923	1,801,928	71,133,149	$7.50

(1)
These estimates assume a total of 30,973,850 shares of our common stock issued and outstanding immediately prior to the Reverse Stock Split, which is based on the 30,973,850 shares issued and outstanding as of December 11, 2013.

(2)
The following 27,028,913 shares of common stock are included in the Number of Shares Reserved for Issuance, based on shares reserved as of December 11, 2013:  (i) 231,200 shares of common stock issuable upon the conversion of outstanding shares of Series A preferred stock; (ii) 102,041 shares of common stock issuable upon the conversion of outstanding shares of Series B-2 preferred stock; (iii) 204,082 shares of common stock issuable upon the conversion of outstanding shares of Series B-4 preferred stock; (iv) warrants to purchase 19,555,303 shares of our common stock at a weighted average exercise price of $1.27 per share; (v) options to purchase 3,430,555 shares of our common stock outstanding under our equity compensation plans at a weighted average exercise price of $1.08 per share; (vi) an additional aggregate of 2,614,084 shares of our common stock reserved for future issuance under our equity compensation plans (excluding options already issued and therefore included in the outstanding options referenced in clause (v)); and (vii) 891,648 shares of our common stock reserved for issuance as contingent merger consideration which may become issuable in connection with our merger with Oncogenerix, Inc.  All shares reserved for issuance would be proportionately reduced by the same ratio at which outstanding shares are adjusted, in the event a Reverse Stock Split is effected.

(3)	These estimates do not reflect the effects of paying cash in lieu of fractional shares resulting from the Reverse Stock Split.

(4)
The assumed post-Reverse Stock Split trading price of our common stock is based on the $0.50 closing price of our common stock as reported on the NASDAQ Capital Market on December 5, 2013, and assumes that immediately after any Reverse Stock Split, the market price of our common stock would adjust proportionately to reflect the Reverse Stock Split ratio.  There can be no assurances that our common stock will trade at a price proportionate to the ratio at which a Reverse Stock Split is implemented, or that our common stock will remain at any given price following implementation of a Reverse Stock Split.

Certain Risks Associated with the Reverse Stock Split

 Our total market capitalization immediately after the proposed Reverse Stock Split may be lower than immediately before the proposed Reverse Stock Split.

There are numerous factors and contingencies that could affect our stock price following implementation of the Reverse Stock Split, including the status of the market for our stock at the time, our results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our common stock may not be sustainable at the direct arithmetic result of the Reverse Stock Split.  If the market price of our common stock declines after the Reverse Stock Split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after the split will be lower than before the split.

 The Reverse Stock Split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis.  Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

 The Reverse Stock Split may not generate additional investor interest.

While our Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

Effect on Existing Shares of Common Stock

The proposed Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any stockholders owning a fractional share, as described below.

Effect on Existing Shares of Preferred Stock

The number of shares of our preferred stock outstanding will not be affected by the Reverse Stock Split.  However, the conversion price of each outstanding series of preferred stock (and, as a consequence, the number of shares of common stock into which each share of each outstanding series of preferred stock is convertible) would be adjusted proportionately as a result of the Reverse Stock Split.

Effect on Options, Warrants and Shares Reserved for Issuance under Compensation Plans

All outstanding options and warrants to purchase shares of our common stock would be adjusted proportionately as a result of the Reverse Stock Split.  In addition, the number of shares available pursuant to our 2008 Employee, Director and Consultant Stock Plan and any other equity incentive plan (each, a “Compensation Plan”) would be adjusted proportionately as a result of the Reverse Stock Split.

 Effect on Authorized but Unissued Shares of Common Stock

Currently, the Company is authorized to issue up to a total of 75,000,000 shares of common stock.  As of December 11, 2013, 30,973,850 shares of our common stock were issued and outstanding, there were 231,200 shares of common stock issuable upon the conversion of outstanding shares of Series A preferred stock, 102,041 shares of common stock issuable upon the conversion of outstanding shares of Series B-2 preferred stock, 204,082 shares of common stock issuable upon the conversion of outstanding shares of Series B-4 preferred stock, warrants to purchase 19,555,303 shares of our common stock were issued and outstanding, 3,430,555 options to purchase shares of our common stock were issued and outstanding under our equity compensation plans, 2,614,084 shares of our common stock were reserved for future issuance under our equity compensation plans, and 891,648 shares of our common stock were reserved for issuance as contingent merger consideration in connection with our merger with Oncogenerix, Inc.  Accordingly, 58,002,763 of the 75,000,000 authorized shares of our common stock are currently issued or reserved while 16,997,237 of the authorized shares of our common stock remain available for future issuance.

Implementation of the Reverse Stock Split would not change the total authorized number of shares of common stock.  Accordingly, the number of shares of common stock available for issuance following implementation of the Reverse Stock Split will increase to the extent the Reverse Stock Split reduces the outstanding number of shares of our common stock.  For this reason our Board of Directors believes that a Reverse Stock Split would provide our Company added flexibility by helping to ensure that we have sufficient authorized, unissued and otherwise unreserved shares available for financing and strategic transactions that our Company may pursue.  As described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our subsequently filed Quarterly Reports on Form 10-Q, we have incurred losses since inception and expect to continue to incur losses in the near term.

Additionally, we believe that our Company’s working capital is sufficient to continue our operations only through the first quarter of 2014.  Accordingly, we have filed the Registration Statement covering the Proposed Offering of up to $12.5 million of common stock, which we intend to work towards consummating during the first quarter of 2014. See the discussion set forth above under the caption “Reasons for the Reverse Stock Split – Increasing Shares Available for Equity Financings & Strategic Transactions.”  The Proposed Offering, as well as any future financing or strategic transaction involving the issuance of common stock (or other security convertible into common equity), would be limited to our unissued and otherwise unreserved shares of common stock authorized for issuance.  Some of the shares of common stock that would become available for issuance as a result of a Reverse Stock Split are intended to be issued in the Proposed Offering, and may also be issued in connection with future financing or strategic transactions involving the issuance of equity securities.  Our Board believes that the increase to the number of shares of our common stock available for issuance (while not increasing the aggregate number of authorized shares) is an important advantage of a Reverse Stock Split.  The issuance of such securities may result in potentially significant dilution of current stockholders’ ownership interests in the Company.

Effect on Par Value

The amendment to the Restated Certificate of Incorporation will not change the par value of our common stock.

Payment for Fractional Shares

Whether shares are held in street name or directly, fractional shares of common stock will not be issued to stockholders.  Instead, fractional shares will be cashed out. For example, if a stockholder holds 505 shares on a pre-split basis and the Reverse Stock Split ratio is ten, 500 of such shares would be combined and converted into 50 shares on a post-split basis and such stockholder would receive cash for five pre-split shares.

The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

●
the closing sales price of our common stock on the effective date of the Reverse Stock Split as reported on Nasdaq Capital Market (or, if our common stock is not then listed on the Nasdaq Capital Market, the last trade price prior to the closing date); by

●	the amount of the fractional share.

Stockholders would not be entitled to receive interest for their fractional shares.  Any stockholder that holds a number of our shares that is less than the ratio used to implement the Reverse Stock Split will be completely cashed out as a result of the payment of fractional shares in lieu of any fractional share interests.

Mechanics of Reverse Stock Split

If the Reverse Stock split proposal is approved by our stockholders at the 2014 Special Meeting and thereafter the Board determines to implement the Reverse Stock Split, our stockholders will be notified that the Reverse Stock Split has been affected and the ratio at which it was affected.  The mechanics of the Reverse Stock Split will differ depending upon whether shares held are held beneficially in street name or whether they are registered directly in a stockholder’s name.

●
If a stockholder’s shares are registered directly in the stockholder’s name, the stockholder will receive a transmittal letter asking the stockholder to surrender certificates representing pre-split shares in exchange for certificates representing post-split shares.  No new certificates will be issued to the stockholder until the outstanding certificate(s) together with the properly completed and executed letter of transmittal are delivered in accordance with the instructions contained in such transmittal letter.

●
Non-registered stockholders holding our common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

We estimate that our aggregate expenses relating to the Reverse Stock Split will not be material.

Accounting Consequences

The Reverse Stock Split will not affect total stockholders’ equity on the Company’s balance sheet.  However, because the par value of our common stock will not change, the components that make up total stockholders’ equity (stated capital and additional paid-in capital) will change by offsetting amounts.  The per share common stock net loss and net book value would be increased because there would be fewer shares of our common stock outstanding.  Fractional shares cashed out will be accounted for as retired stock.

U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in the Reverse Stock Split by a U.S. stockholder. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the Reverse Stock Split.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Stock Split.

 Based on the assumption that the Reverse Stock Split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code (i.e. a deemed exchange of existing shares for newly-issued shares), and subject to the limitations and qualifications set forth in this discussion and the discussion below regarding the treatment of cash paid in lieu of fractional shares, the following U.S. federal income tax consequences will result from the Reverse Stock Split:

●	A stockholder will not recognize gain or loss on the deemed exchange of shares pursuant to the Reverse Stock Split;

●	the aggregate tax basis of the shares deemed received by a stockholder in the Reverse Stock Split will be equal to the aggregate tax basis of the shares deemed surrendered in exchange therefor; and

●	the holding period of the shares received by a stockholder in the Reverse Stock Split will include the holding period of the shares deemed surrendered therefor.

Cash Received in the Reverse Stock Split in Lieu of Fractional Shares

A stockholder who receives cash in lieu of fractional shares in the Reverse Stock Split should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of fractional shares and the portion of the stockholder’s adjusted tax basis allocable to the fractional shares unless the distribution of cash is treated as having the effect of a distribution of dividend, in which case the gain will be treated as dividend income to the extent of our current accumulated earnings and profits as calculated for U.S. federal income tax purposes.  Stockholders are urged to consult their own tax advisors to determine whether a stockholder’s receipt of cash has the effect of a distribution of a dividend.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights of appraisal with respect to the proposed amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such right.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the reverse stock split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in this proposal as a result of their ownership of shares of our common stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.  However, we do not believe that our officers or directors have interests in this proposal that are different from or greater than those of any other of our stockholders.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the 2014 Special Meeting is required to approve the Reverse Stock Split.  Abstentions will have the same effect as shares voted against the Reverse Stock Split proposal and broker non-votes will not occur in connection with the Reverse Stock Split proposal.

Board Recommendation

The Board recommends that the stockholders vote FOR the approval of the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Stock Ownership Table

The following table sets forth, as of December 11, 2014, certain information concerning beneficial ownership of our common stock (as determined under the rules of the SEC) by (1) each of our directors, (2) each of our executive officers, (3) all directors and executive officers as a group and (4) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock.

Except as otherwise indicated, the address for each person is to the care of DARA BioSciences, Inc., 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615.

Name of Beneficial Owner	Common Stock	Shares Subject to Options and Warrants (1)	Total	Percentage of Class
Executive Officers
David J. Drutz	103,072	578,541	681,613	2.2%
Christopher Clement	272,794	178,334	451,125	1.4%
David L. Tousley		35,000	35,000	*

Directors
Haywood D. Cochtane Jr.	28,073	96,875	124,948	*
Timothy Heady	10,000	52,103	62,103	*
Gail F. Lieberman	208	100,000	100,208	*
Paul J. Richardson	-	18,667	18,667	*
Directors and Executive Officers as a group (7 persons)	414,147	1,059,520	1,473,667	4.6%

Owners of Greater than 5%
Alpha Capital Anstalt	1,648,713	-	1,648,713	5.3%
Sabby Management LLC.	2,369,590	-	2,369,590	7.7%
__________________________

*	Less than one percent.

(1)	Represents shares subject to options and warrants which are exercisable within 60 days and underlying shares of convertible preferred stock convertible within 60 days.

(2)	Includes 3,125 options held for the benefit of Rudder Capital, LLC.

(3)
This information is based upon information supplied by Alpha Capital Anstalt, including reports and amendments thereto filed with the SEC on Schedule 13G. Konrad Ackerman is the director of Alpha Capital Anstalt and as such has voting and investment power over the securities owned by this selling stockholder. Mr. Ackerman disclaims beneficial ownership over these shares.  Alpha Capital Anstalt is not a registered broker-dealer or an affiliate of a registered broker-dealer. The shares reported above exclude (i) 306,122 shares of common stock issuable upon conversion of 100 shares of Series B-4 preferred stock, (ii) 400,000 shares of common stock underlying Series B-2 warrants exercisable at $0.80 per share, (iii) 1,500,000 shares of common stock underlying Series B-2 warrants exercisable at $1.00 per share, (iv) 3,355,263  shares of common stock underlying Series B-3 warrants exercisable at $1.05 per share, (v) 328,947 shares of common stock underlying Series B-4 warrants exercisable at $1.05 per share and (vi) 2,550,000 shares of common stock underlying other warrants exercisable at $0.56 per share.  The terms of each of the foregoing securities include a blocker provision that restricts conversion or exercise to the extent the securities acquired by the holder would represent beneficial ownership in excess of 4.99% of our common stock, subject to the holder’s option, on 61 days’ prior notice to us, to increase or decrease this beneficial ownership limitation to no more than 9.99% of our common stock.  The address for Alpha Capital Anstalt is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein.

(4)
This information is based upon a Schedule 13G filed with the SEC on October 24, 2013 by Sabby Healthcare Volatility Master Fund, Ltd., Sabby Volatility Warrant Master Fund, Ltd., Sabby Management, LLC and Hal Mintz, and information supplied by the beneficial owners as of November 22, 2013.  Hal Mintz is the manager of Sabby Management, LLC, which entity serves as the investment manager of Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd., and as such Mr. Mintz has voting and investment power over the securities owned. Mr. Mintz disclaims beneficial ownership over these shares. The shares reported above include 1,571,393 shares of common stock held by Sabby Healthcare Volatility Master Fund, Ltd. and 798,197 shares of common stock held by Sabby Volatility Warrant Master Fund, Ltd.  The shares reported above exclude (A) (i) 872,800 shares of common stock underlying Series B-2 warrants exercisable at $0.80 per share, (ii) 1,000,000 shares of common stock underlying Series B-2 warrants exercisable at $1.00 per share and (iii) 2,550,000 shares of common stock underlying other warrants exercisable at $0.56 per share, in each case held by Sabby Healthcare Volatility Master Fund, Ltd., and (B) (i) 368,126 shares of common stock underlying Series B-2 warrants exercisable at $0.80 per share, (ii) 500,000 shares of common stock underlying Series B-2 warrants exercisable at $1.00 per share and (iii) 2,550,000 shares of common stock underlying other warrants exercisable at $0.56 per share, in each case held by Sabby Volatility Warrant Master Fund, Ltd.  The terms of each of the foregoing securities include a blocker provision that restricts conversion or exercise to the extent the securities acquired by the holder would represent beneficial ownership in excess of 4.99% of our common stock, subject to the holder’s option, on 61 days’ prior notice to us, to increase or decrease this beneficial ownership limitation to no more than 9.99% of our common stock.  The address for Sabby Management,LLC is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.  The address for each of Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

FUTURE STOCKHOLDER PROPOSALS

 To have a proposal intended to be presented at our 2014 Annual Meeting of Stockholders be considered for inclusion in the proxy statement and form of proxy relating to that meeting, a stockholder must have delivered written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than November 27, 2013 (unless the date of the 2014 Annual Meeting of Stockholders is not within 30 days of May 10, 2014, in which case the proposal must be received no later than a reasonable period of time before we begin to print and send our proxy materials for our 2014 Annual Meeting of Stockholders).  Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Notice of any director nomination or other proposal that you intend to present at the 2014 Annual Meeting of Stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2014 Annual Meeting of Stockholders, must be delivered to the Corporate Secretary at our corporate headquarters not earlier than November 27, 2013 and not later than January 11, 2014 (unless the date of the 2014 Annual Meeting of Stockholders is not within 30 days of May 10, 2014, in which case the stockholder notice must be received a reasonable amount of time prior to the date we mail our proxy materials for the 2014 Annual Meeting of Stockholders).  In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2014 Annual Meeting of Stockholders.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the meeting.  If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” into this proxy statement certain information that we have filed with the SEC.  This means that we can disclose important information to our stockholders by referring the stockholders to another document.  The information incorporated by reference into this proxy statement is an important part of this proxy statement and is considered to be part of this proxy statement.

Items 5, 6, 7, 7A, 8 and 9 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Items 1, 2 and 3 of the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2013, June 30, 2013 and September 30, 2013, each filed by the Company with the SEC, are incorporated by reference into this proxy statement.

A copy of any of the documents referred to above will be furnished, without charge, by writing to DARA BioSciences, Inc., Attention: Investor Relations, 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615.  The documents referred to above are also available from the EDGAR filings that can be obtained through the SEC’s website at http://www.sec.gov or our website at http://www.darabio.com.

By Order of the Board of Directors,

/s/ David J. Drutz, M.D.
David J. Drutz, M.D.
Chief Executive Officer and Chief Medical Officer

Raleigh, North Carolina
December 24, 2013

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION OF
DARA BIOSCIENCES, INC.

DARA BIOSCIENCES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND:  The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at [               ] [a.m./p.m.], eastern time, on [             ],  20[  ].

THIRD:  Article “FOURTH” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following Section D to the end thereof:

“D. 1.  Without regard to any other provision of this Certificate of Incorporation, effective at [               ] [a.m./p.m.], eastern time, on [             ],  20[  ] (the “Split Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time are reclassified into a smaller number of shares such that each five (5) to fifteen (15) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock, the exact ratio within the five (5) to fifteen (15) range to be determined by the Board of Directors of the Corporation prior to the Split Effective Time and publicly announced by the Corporation.  Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Split Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Split Effective Time, shall be entitled to receive a cash payment equal to the product of the closing sales price of the Common Stock on the NASDAQ Capital Market on [___________] and the amount of the fractional share.

2.  Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

FOURTH:  That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this [        ] day of [           ], 20[  ].

DARA BIOSCIENCES, INC.

By:  ___________________________
Name:  _____________________
Title:  ______________________

A-1

DARA BiOSciences

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
1. Approve an amendment (in the event it is deemed by the DARA BioSciences Board of Directors to be advisable) to Dara BioSciences, Inc.'s Restated Certificate of Incorporation to effect a reverse stock split of Dara BioSciences, Inc.'s issued and outstanding common stock at a ratio within the range of 1-for-5 and 1-for-15, as determined by the DARA BioSciences, Inc. Board of Directors.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. EACH ITEM HAS BEEN PROPOSED BY DARA BIOSCIENCES, INC.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000188941_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is/are available at www.proxyvote.com .

DARA BIOSCIENCES, INC.
Special Meeting of Stockholders
February 5, 2014 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David J. Drutz, M.D. and Christopher G. Clement, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of DARA BioSciences, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2014 Special Meeting of Stockholders of DARA BioSciences, Inc. to be held February 5, 2014 at 10:00 am local time at the corporate offices of DARA BioSciences, Inc., 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE SINGLE PROPOSAL AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

0000188941_2 R1.0.0.51160

Continued and to be signed on reverse side